AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER     , 1998

                                                           REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                          REGISTRATION ,STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                                   SENETEK PLC
             (Exact name of registrant as specified in its charter)

            ENGLAND                                             77-0039728
(State of or other jurisdiction of                 (I.R.S. Employer I.D. Number)
incorporation or organization)

                23 PALACE STREET LONDON, UNITED KINGDOM SW1E 5HW
                              (Address, including
 zip code, and telephone number, including area code, of Registrant's Principal
                               Executive Office)
                         ------------------------------
                            JOSEPH A. BARATTA, ESQ.
                               BARATTA & GOLDSTEIN
                                597 FIFTH AVENUE
                               NEW YORK, NY 10017
                                 (212) 750-9700
                                   (Address,
  including zip code, and telephone number, including area code, of agent for service)
                         -----------------------------
                     APPROXIMATELY DATE OF COMMENCEMENT OF
   PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: FROM TIME TO TIME AFTER THE
                 EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                         -----------------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                         |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with
dividend or interest reinvestment plans, check the following box.            |X|

         If this Form filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration
statement for the same offering.                                             |_|

         If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.                                         |_|

                         -------------------------------
                         CALCULATION OF REGISTRATION FEE
   ----------------------------- --------------- --------------------- ---------

                                                 Proposed     maximum
   Title   of  each   class  of  Amount  to  be  offering  price  per  Proposed      maximum  Amount      of
   securities to be registered   registered      share(3)              aggregate    offering  registration
                                                                       price                  fee
   ----------------------------- --------------- --------------------- ---------------------- ---------------
   ----------------------------- --------------- --------------------- ---------------------- ---------------
   Ordinary    Shares   Nominal   2,857,143 (1)                $3.50         $10,000,000.50       $2,950.00
   Value 5 Pence ("p")
   ----------------------------- --------------- --------------------- ---------------------- ---------------
   ----------------------------- --------------- --------------------- ---------------------- ---------------
   Ordinary    Shares   Nominal     571,429 (2)                $6.00             $3,428,574       $1,011.42
   Value 5 Pence ("p")
   ----------------------------- --------------- --------------------- ---------------------- ---------------
   Total                              3,428,572                                                    $3,961.42
   ----------------------------- --------------- --------------------- ---------------------- ---------------

(1) ORDINARY SHARES, NOMINAL VALUE 5P PER SHARE, ISSUABLE UPON EXERCISE OF WARRANTS, EACH WARRANT ENABLES THE HOLDER TO PURCHASE ONE ORDINARY SHARE AT A PRICE OF $3.50. AMERICAN DEPOSITARY SHARES EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS ISSUABLE UPON DEPOSIT OF THE ORDINARY SHARES REGISTERED HEREBY AND OTHER ORDINARY SHARES OF THE REGISTRANT ARE REGISTERED UNDER A SEPARATE REGISTRATION STATEMENT.

(2) ORDINARY SHARES NOMINAL VALUE 5P PER SHARE, ISSUABLE UPON EXERCISE OF WARRANTS, EACH WARRANT ENABLES THE HOLDER TO PURCHASE ONE ORDINARY SHARE AT A PRICE OF $6.00. AMERICAN DEPOSITARY SHARES EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS ISSUABLE UPON DEPOSIT OF THE ORDINARY SHARES REGISTERED HEREBY AND OTHER ORDINARY SHARES OF THE REGISTRANT ARE REGISTERED UNDER A SEPARATE REGISTRATION STATEMENT.

(3)   ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE.

                     ---------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

                            ------------------------
                              CROSS REFERENCE SHEET
                              PURSUANT TO RULE 501

                                                     CAPTION AND LOCATION IN
FORM S-3                                             PROSPECTUS OR REGISTRATION
ITEM NO.   INFORMATION CALLED FOR BY ITEM            STATEMENT
--------   ------------------------------            ---------

1          Forepart of the Registration Statement    Outside Front Cover Page of
           and Outside Front Cover Page of           Prospectus
           Prospectus.............................

2          Inside Front and Outside Back Cover       Inside  Front and  Outside
           Pages of Prospectus....................   Back Cover Page of
                                                     Prospectus

3          Summary  Information, Risk Factors and    PROSPECTUS SUMMARY; RISK
           Ratio of Earnings to Fixed                FACTORS
           Charges................................

4          Use of Proceeds........................   USE OF PROCEEDS

5          Determination of Offering Price........   Outside Front Cover Page of
                                                     Prospectus; DETERMINATION
                                                     OF OFFERING PRICE

6          Dilution...............................   Not Applicable

7          Selling Security Holders...............   SELLING SECURITY HOLDERS


8          Plan of Distribution...................   Outside Front Cover Page of
                                                     Prospectus;  PLAN OF
                                                     DISTRIBUTION

9          Description of Securities to be
           Registered.............................   DESCRIPTION OF SECURITIES

10         Interests of Named Experts and
           Counsel................................   Not Applicable

11         Material Changes......................    Not Applicable

12         Incorporation of Certain Information By   INCORPORATION OF CERTAIN
           Reference.............                    DOCUMENTS BY REFERENCE

13         Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities............................   INDEMNIFICATION

14         Other Expenses of Issuance and            OTHER EXPENSES OF ISSUANCE
           Distribution...........................   AND DISTRIBUTION


15         Indemnification of Directors and
           Officers...............................   INDEMNIFICATION OF
                                                     DIRECTORS AND OFFICERS

16         Exhibits...............................   EXHIBITS

17         Undertakings...........................   UNDERTAKINGS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, Dated October , 1998

PROSPECTUS
                                   SENETEK PLC


                            3,428,572 ORDINARY SHARES


           This Prospectus relates to the subsequent resale or offer for sale by Selling Security Holders (as hereinafter defined) of up to 3,428,572 Ordinary Shares ("Shares") 5 English Pence ("p") of Senetek PLC ("Senetek" or the "Company"), a public limited company registered in England. Each Share is represented by one American Depositary Share (the "ADSs"). The ADSs are evidenced by American Depositary Receipts (the "ADRs"). The Shares included in this registration underly Warrants, each Warrant enables the holder to purchase one Share. ADSs evidenced by ADRs issuable upon deposit of the Ordinary Shares registered hereby are registered under a separate Registration Statement. The distribution of the Shares may be effected in one or more transactions through one or more transactions through one or more brokers or dealers, through privately negotiated transactions or otherwise at market prices prevailing at the time of sale or at prices otherwise negotiated.

           Upon any sale of the Shares covered by this Prospectus, Selling Security Holders and any participating brokers or dealers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profits realized on the sale of such Shares received by Selling Security Holders and such brokers or dealers may be deemed to be underwriting commissions or discounts within the meaning of the Act.

         The ADSs of the Company are listed on the NASDAQ(SM) Small Cap Market under the symbol "SNTKY". On October 20, 1998, the last sale price of the ADRs as reported by NASDAQ(SM) was $1.938 per ADRs.

           The expenses of this offering will be paid by the Company.

           FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE 13.

                         ------------------------------

            THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE
            A HIGH DEGREE OF RISK AND SUBSTANTIAL IMMEDIATE DILUTION
                 POTENTIAL PURCHASERS SHOULD NOT INVEST IN THESE
            SECURITIES UNLESS THEY CAN STAND THE RISK OF LOSING THEIR
                     ENTIRE INVESTMENT. SEE "RISK FACTORS".

                         ------------------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
           SECURITIES OR PASSED UPON THE ADEQUANCY OR ACCURACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                         ------------------------------

           THE OFFERS REFERRED TO IN THIS DOCUMENT ARE NOT BEING MADE
              DIRECTLY OR INDIRECTLY IN, AND THIS DOCUMENT AND ANY
          ACCOMPANYING FROMS ARE NOT BEING, AND MUST NOT BE, MAILED OR
         OTHERWISE DISTRIBUTED OR SENT IN WHOLE OR IN PART, IN OR INTO,
                              THE UNITED KINGDOM.

           The Company will not receive any proceeds from the sale of the American Depositary Shares under the Offering by Selling Stockholders. In the event a Warrant holder elects to exercise then in that event the Company will receive proceeds from the exercise of the Warrants.

                 The date of this Prospectus is October , 1998
--------------------------------------------------------------------------------
                                       1

                             AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities and Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files, reports and other information with the Securities and Exchange Commission ("Commission"). Such reports and other information can be inspected and copied at the Public Reference facilities maintained by the Commission, 450 Fifth Street, NW Washington D.C. 20549, as well as the Regional Officer of the Commission at 7 World Trade Center, suite 1300, New York, New York 10048, and copies can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington D.C. 20549, at prescribed rates. Reports, Proxy and other information regarding the Company can be obtained from the Commission Web site http://www.sec.gov. Reports and other information about the Company can be inspected at the offices of NASDAQSM Stock Market 1733 K Street, NW, Washington D.C. 20006-1500.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission and are incorporated herein by reference:
         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.
         2. Annual Report on Form 10-K for the fiscal year ended December 31, 1996.
         3. Quarterly Report on Form 10-Q and Form 10-Q/A (No. 1) for the quarter ended June 30, 1998.
         4. Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.
         5. Proxy Statement for the Annual Meeting of Shareholders held on July 31, 1998.
         6. The description of the Company's Ordinary Shares represented by American Depositary Receipts contained in the Company's Registration Statement on Form F-1 No. 33-3535.

           All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered by this prospectus have been sold or which de-registers all securities then remaining unsold shall be deemed to incorporated by reference in this prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purposes hereof to the extent that statements contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed to constitute a part hereof, except as so modified or superseded.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of the Prospectus has been delivered on written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests for such copies should be directed to the offices of the Company,Senetek PLC, 23 Palace Street, London, United Kingdom SW1E 5HW, Attention Paul A. Logan, Secretary of the Company, telephone number 011-44-171-828-4800.

           No dealer, sales representative or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of any offer to buy, any securities other than the registered securities to which it relates or any offer to, or the solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

SUMMARY
-------
The following summary is qualified in its entirety by, and should be read in conjunction with (i) Management's Discussion and Analysis of Financial Condition and Results of Operations and (ii) the Consolidated Financial Statements and Notes thereto and the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference. Unless the context otherwise requires, references to the "Company" or "Senetek" mean Senetek Plc. and its direct and indirect subsidiaries. All references to a particular fiscal year refer to the 12 months ended on December 31 of the year referenced (e.g., fiscal 1997 means the fiscal year ended December 31, 1997).

                                    BUSINESS

Senetek PLC ("Senetek" or "the Company") is a public limited company registered in England in October, 1983 with the number 1759068 with the objective of sponsoring research in the life sciences and biotechnology fields, with particular emphasis on research relating to the diagnosis and treatment of diseases related to senescence or aging, and the subsequent exploitation of the results of such research.

The main areas in which the Company is involved are the treatment of male sexual dysfunction ("MSD"), which includes the development, manufacture and sale of a patented self-administered automatic injector syringe as a delivery system. The patented auto injector system is referred to as Reliaject(TM) and the combination therapy of vasoactive intestinal polypeptide and phentolamine mesylate for the treatment of MSD administered with Reliaject(TM) is referred to as the Invicorp(TM) product. Phase III Clinical Trials for Invicorp(TM) are now complete and product licensing applications have been filed in the United Kingdom ("UK"), Ireland, Denmark, Switzerland and New Zealand. The Company is planning to lodge a New Drug Application ("NDA") in the United States ("US") at the earliest practicable time, possibly in the second half of 1998. In December, 1993, the Company formed a wholly owned subsidiary, Senetek Drug Delivery Technologies Inc. "SDDT" (formerly named MEIS Corporation) - a Delaware Corporation formerly based in St. Louis and now based in Napa, California, for the purposes of designing, manufacturing and exploiting the syringe, initially as a delivery system for its MSD product. Subsequently, possible other applications for the syringe have been and are being investigated, notably in the case of Epinephrine, as an antidote against anaphylactic shock.

The Company has a corporate research laboratory in St. Louis which investigates the therapeutic viability of potential new products prior to further development and supports the analytical measurement process in Phase II and III trials, through the development of chemical assay methodology. The Company operates a development center in Kettering, UK, whose staff are involved in the monitoring of Phase III clinical trials in the UK and Europe, product licensing applications and regulatory work with the relevant medicines evaluation agencies in Europe.

In September 1995, the Company extended its interests by forming another wholly owned subsidiary, Carme Cosmeceutical Sciences Inc. ("CCSI") (formerly named Carme International Inc.) - a Delaware Corporation formerly based in Novato, California but now located at Napa, California, for the acquisition of the majority of the assets of Carme Inc., an organization based in Novato, that manufactured and distributed a wide range of health and beauty products. This acquisition was designed to promote the Company's interest in the area of skin care, with particular reference to potential anti-aging aspects, and specifically to provide a vehicle for the manufacture and distribution of a product featuring the patented kinetin compound (formerly referred to as Factor X or Vivakin) in cosmeceutical format. CCSI revised its supply chain strategy during 1997 with the result that total manufacturing requirements were outsourced from the fourth quarter of 1997. Additional resources have been focused on the commercialization of kinetin and the revitalization of CCSI's Mill Creek core brands. During the fourth quarter of 1997 Senetek re-located its SDDT, CCSI and US Corporate activities to a single site in Napa, California. The move was completed in January 1998 with the closure and relocation of the CCSI Novato facility, the SDDT St Louis syringe manufacturing facility and the New York Corporate office. Senetek's Scientific Research Center continues to operate out of the Tesson Grove Medical Center in St Louis.

Sales of monoclonal antibodies purchased from outside suppliers and, derived from Company sponsored research into diagnostic procedures for Alzheimer's disease and other cell lines are effected on a continuing basis to the scientific community for research purposes.

Aspects of the business are discussed under "Product Research and Development", "Manufacturing and Marketing", and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

PRODUCT RESEARCH AND DEVELOPMENT

GENERAL
-------

A significant proportion of the Company's historic and current operating expenses have related to the discovery and development of biomedical products, for which purpose the Company has established clinical research agreements with consultants and research scientists. Under these agreements, the Company funds agreed programs of the consultants', clinicians' or research scientists' work and retains exclusive rights to manufacture and market worldwide any products arising from such research. Currently no products, except for CCSI's sales of its Mill Creek range of products incorporating the Company's kinetin compound, and the sale of monoclonal antibodies, have reached the marketing stage but if products arise from such research, certain of the researchers will become entitled to a royalty under the terms of their individual agreements.

Typically, the research agreements referred to above oblige the Company to fund research in amounts to be determined between the parties. The researchers are responsible for filing progress reports with the Company. Currently, Senetek's research and development efforts consist of the work being done under these agreements, and through liaison with the research teams involved, and with specialised consultants on matters such as formulation, stability, clinical trials and regulatory matters covering the products involved in such research.

MALE SEXUAL DYSFUNCTION ("MSD") INVICORP(TM)
--------------------------------------------

The Company has continued to liaise with research groups, clinicians and consultants to conduct controlled clinical trials in the United Kingdom, following the completion of the earlier stage trials in Denmark. Further liaison is conducted with consultants and clinicians in the USA. The Company proposes to expedite the development and subsequent commercialisation of its Invicorp(TM) product either through its own resources where appropriate or commercially advantageous, or in co-operation with potential pharmaceutical partners, distributors or licensees.

In the second quarter of 1998, one of the active constituents of Invicorp(TM), Vasoactive Intestinal Polypeptide; was granted a British Approved Name ("BAN") - AVIPTADIL.

Marketing Authorisation Applications ("MAA's") were filed for Invicorp(TM) in 1997 with the relevant regulatory bodies in the United Kingdom, Ireland, Denmark, Switzerland, South Africa and New Zealand. A marketing permit for Denmark was granted in the third quarter of fiscal year 1998 and the Company seeks to obtain other marketing authorisations by the end of 1998. An application under the European Mutual Recognition Procedure ("MRP") is pending depending on the choice of Reference Member State ("RMS") in Europe. In the USA, Invicorp(TM) received Investigational New Drug ("IND") approval from the Federal Food & Drug Administration ("FDA") enabling the Company to conduct clinical trials in the USA and the Company expects to file a New Drug Application ("NDA") with the FDA during the second half of 1998.

SELF-ADMINISTERED AUTO-INJECTOR SYRINGE (RELIAJECT(TM))

The Company's patented auto-injection device ("ReliaJect(TM)") has now been fully developed by SDDT, and is currently being used as the delivery device for the Invicorp(TM) in both clinical trials and for supplies, in Europe, on a named patient basis. The potential for parenteral delivery of other drugs using the ReliaJect(TM) device, in additional to Invicorp(TM) and epinephrine (adrenaline) referred to herein is under active review and investigations into other potential applications.

EPINEPHRINE IN THE RELIAJECT(TM) AUTO-INJECTION DEVICE

The Company has filed an Abbreviated New Drug Application ("ANDA") with the US FDA during 1998 for the proposed administration of epinephrine by subcutaneous injection delivered via the ReliaJect(TM) auto-injection device, under the proposed brand name "AdrenaJect". The Company plans to file a MAA with the Medicines Control Agency ("MCA") in the United Kingdom during the second half of 1998. Epinephrine (adrenaline in Europe) is a well recognised and documented compound that is used as an emergency antidote in anaphylactic shock - a life threatening condition triggered by a severe allergic reaction to insect stings, insect bites and to certain foodstuffs. It is hoped that marketing approval in the USA may be gained in the last quarter of 1998 with commercial sales commencing in 1999. In addition, the Company is developing a pediatric formulation for epinephrine in the ReliaJect(TM) auto-injection device with a view to filing an ANDA with the FDA at the earliest practicable date. Identification of, and negotiations with, prospective commercial partners for epinephrine in the ReliaJect(TM) device are in early stages.

SKIN AGING
----------

Research activity relating to the Company's anti-aging compound continues to be carried out through research groups in the US including the University of California, Irvine.

With regard to the commercial exploitation of products incorporating kinetin, the Company has, through its subsidiary CCSI, commenced the successful marketing of its Mill Creek line of products as an "Age Defiant", "over-the-counter" consumer product, and conducted a major advertising campaign in mid-1997. Evidence to date, suggests that the patented kinetin product could represent a major breakthrough in the prevention or delay of aging characteristics in human fibroblasts. Specifically, kinetin preparations have revealed in trials at the University of California the reduction of fine lines and wrinkles, mottled hyperpigmentation, telangiectasia and tactile skin roughness.

The Company also holds a patent for the use of kinetin in the treatment of psoriasis.This pharmaceutical application of kinetin would require further extensive pivotal clinical studies and toxicology testing prior to the filing of product licensing applications. This additional activity is not subject to the Company's presently planned activities.

GENERAL
-------

Research and Development expenditure amounted to $5,026,000, $2,187,000 and $1,925,000 for fiscal 1997, 1996 and 1995 respectively.

MANUFACTURING AND MARKETING

The Company's subsidiary, SDDT, has installed plant and machinery for the manufacture and assembly of the components for Reliaject(TM) on a limited production basis and has now either purchased or entered into the necessary capital commitments to provide high volume manufacturing at the new facility at Napa, California which is planned to begin during the fourth quarter of 1998.

SDDT has responsibility for the supply chain activities of providing Reliaject(TM) components to specialized contract manufacturers who will perform the assembly of Reliaject(TM) and fill the syringe with compounds such as the Invicorp(TM) and Epinephrine formulations, perform final assembly and complete pack preparation prior to distribution. The active materials, vasoactive intestinal polypeptide and phentolamine mesylate which are formulated in the Invicorp(TM) preparation are currently available in commercial quantities from two suppliers. These suppliers have developed synthetic methods which are included in the product licensing applications. There is therefore a degree of reliance on these specialized suppliers for continued supply of materials.

In the case of CCSI, manufacture, filling and labelling of its products are now outsourced. In South Africa and the United Kingdom licenses to manufacture have been granted for the Mill Creek line of skincare products. CCSI's products are distributed internationally, with the majority of the products being sold within the North American Free Trade Area ("NAFTA") through its marketing organization covering two main sectors, natural products, and speciality mass markets. Distribution agreements have been signed within the US and abroad. There is no significant reliance on main or specialised suppliers, and it is not anticipated that problems will arise over the question of access to raw materials that are generally available and that will be required for CCSI's contract manufacturing processes.

In accordance with an agreement entered into with the Research Foundation for Mental Hygiene Inc. ("the Foundation"), the Company, which has been granted the exclusive right to certain of the Foundation's cell lines capable of producing certain monoclonal antibodies, including those applicable to the early diagnosis of Alzheimer's disease, continues to effect sales of such antibodies, which are sourced from outside suppliers to the scientific community for research purposes in consideration for a royalty entitlement in favor of the Foundation. The Company is reliant on the sourcing of the monoclonal antibodies from a specific biotech organization at the present time.

In the case of any emerging products, the Company anticipates that any manufacturing and marketing activities may be arranged through co-development and marketing agreements with companies which have already established a majority presence in specialised fields. In this event, any revenues to be generated will arise primarily through third party distribution or licensing arrangements or co-ventures whereby the Company will seek to receive a percentage of sales, licence fees and/or milestone payments in consideration for its grant of specified marketing rights to its products, or by profit participation through a third party equity investment or joint venture.


COMPETITION

The biomedical, drug delivery, biopharmaceutical and pharmaceutical industries are highly competitive and the Company's business and research efforts compete with drug discovery and development programs at biomedical, drug delivery and biopharmaceutical companies as well as with the internal drug discovery development programs of pharmaceutical companies, acting independently or in collaboration with other companies. In addition, academic institutions, government agencies throughout the world and their public and private organisations may seek intellectual property protection; discover what could be considered as competing products, or establish collaborative arrangements in the Company's areas of research and development.

The vast majority of the Company's existing or potential competitors have substantially greater financial, technical and human resources and name recognition than the Company and are better equipped to research, develop, patent, conduct pre-clinical testing and human clinical trials, manufacture, and market products. These Companies may develop or in license, or acquire products and/or technologies and introduce products competitive with or superior to those of the Company. The timing of the market introduction of competitors' products will be important competitive factors. Accordingly, the relative speed with which the Company can develop products and technologies; complete pre-clinical testing; conduct human clinical trials; initiate the necessary regulatory approval processes, and supply commercial quantities of the products to the market will be critical to the Company's success.

Once products have been approved for sale, the Company believes that competition will be based, inter alia, on product efficacy, product safety, product reliability, price and patent position. The Company's competitive position also depends upon its ability to attract and retain suitably qualified and experienced personnel to develop proprietary products or processes or technologies and to commercialise them and the degree of intellectual property protection obtainable. The Company expects competition to intensify in all fields in which it is involved as new products in these areas are developed and become more widely known. Moreover, the patent position in this field is complex, and the protection afforded by patents in any particular jurisdiction can be limited.

The Company cannot predict the extent to which any of the products currently in the course of development or registration may become commercially viable. Assuming that marketing authorisation approval is granted for the Invicorp(TM) within a reasonable time, it is hoped that this product will then be available for marketing in the United Kingdom by the fourth quarter of 1998. In the case of Invicorp(TM) in particular, certain competing products have been or are being developed for the indication being pursued by the Company and in particular, three other US companies - Pharmacia & Upjohn, (Caverject); Pfizer Inc. (Viagra) and VIVUS Inc. (MUSE) - have developed, and/or are marketing in certain territories, products that compete in the same market place as Invicorp(TM). There are indications that there should be a substantial potential demand for a product in this field but there can be no assurance that the Company will be successful in penetrating this potential market.

With regard to Reliaject(TM), there are already a number of auto-injection devices and other syringes on the market and there are two direct competitors whose products are being used extensively, mainly in the US.

For regulatory approval purposes, auto-injection devices have to be identified with the medicinal compound that they are designated to deliver. In the opinion of the Company and based upon the extensive clinical trials conducted in the UK where the Reliaject(TM) device was used for the delivery of Invicorp(TM); Reliaject(TM), which utilizes a standard glass dental cartridge to hold a drug in a 29 gauge needle to reduce pain on injection; is of an extremely high standard and capable of competing successfully with products currently on the market and one which can, after instruction, be utilized by the patient without medical supervision.

In the case of CCSI, bearing in mind that the vast health and beauty care market is dominated by large multi-national organizations, who have far greater resources and market exposure than the Company and CCSI, CCSI's products are designed to meet specific niche segments of the market. CCSI's products include the Mill Creek line, which features the kinetin compound, Sleepy Hollow Botanticals and Biotene H-24. The speciality mass market lines are Silver Fox - a product for gray hair, and the Allercreme, hypoallergenic range for sensitive skins, that was developed in conjunction with dermatologists. The DuBarry range, a long established cosmetic line acquired from Carme Inc., was sold during 1997. The Mill Creek range, including kinetin, has been launched as a next generation skin care product, and is designed to replace alpha hydroxy acid lines, marketed by other organizations, as a product of choice. However, major companies may introduce competitive lines of similar or superior quality and may be able to effect a greater marketing impact than the Company can achieve.


GOVERNMENT REGULATION

The Company's research and development activities and future product manufacturing and marketing activities are subject to extensive regulation for safety and efficacy by numerous governmental authorities in the United States and Europe. In the US, drugs are subject to rigorous regulation by the FDA. The Federal Food, Drug and Cosmetic Act and the Public Health Service Act governs the testing, manufacture, safety, efficacy, labelling, storage, record keeping, approval, advertising, and promotion of the Company's products in the US. Product development and approval within this regulatory framework takes a number of years and involves the expenditure of substantial resources. Many products ultimately do not reach the market because of toxicity or lack of effectiveness as demonstrated by required testing. In addition, there can be no assurance that this regulatory framework will not change or that additional regulations will not arise at any stage of the Company's product development that may affect approval, delay an application, or require additional expenditures by the Company. After approval is obtained, failure to comply with present or future regulatory requirements, or new information regarding the safety or effectiveness of an approved drug, can lead to FDA withdrawal of approval to market the product.

The steps required before a pharmaceutical product may be marketed in the United States include (i) preclinical laboratory testing, (ii) submission to the FDA of an IND application which must become effective before human clinical trials may be commenced, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug, (iv) submission of an NDA to the FDA and (v) FDA approval of the NDA prior to any commercial sale or shipment of the drug. To date, the Company has submitted and received IND status for its Invicorp(TM) product.

Clinical testing of new compounds in humans is designed to establish both safety and efficacy in treating a particular disease or condition. These studies are usually conducted in three phases of testing. In Phase I, a small number of volunteers are given the new compound in order to identify toxicities and characterize the compound's behaviour in humans. In Phase II, small numbers of patients with the targeted disease are given the compound to test its efficacy in treating the targeted disease and to establish effective dose levels. Phase III studies, which have been concluded by the Company for Invicorp(TM), are large-scale studies designed to confirm a compound's efficacy for the targeted disease and identify toxicities that might not have been seen in smaller studies. Once adequate data has been obtained in clinical testing to demonstrate that the compound is both safe and effective for the intended use, all available data will need to be submitted to the FDA as part of the NDA. Review of this application by the FDA can cover an extended period.

Marketing of products requires regulatory approval from the relevant medicines evaluation agency in a particular country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. The review of clinical studies by regulatory agencies in other jurisdictions follows a similar a process to that in the US and the Company anticipates a number of approvals in Europe during 1998. Following on from these approvals will be the choice of a rapporteur country for Pan European licensing approval.

In certain European countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. No assurance can be given that, even if a product is approved by a regulatory authority, satisfactory prices will be approved for such product.

Under current regulations, the market introduction of the majority of non-medicated cosmetics and skin care products do not require prior formal registration or approval by the FDA, although this could change in the future. The Cosmetics Division of the FDA monitors matters of safety and adulteration. The situation for non-medicated cosmetic and skin care products is the same for Europe.

IMPORT RESTRICTIONS AND DUTIES

Because the Company may be importing certain of its products or product ingredients into the United States, the Company could be subject to quantity limitations, duties and tariffs imposed by a country within which the products are to be sold. The United States does not have quantity restrictions for goods such as the Company's proposed products but does impose tariffs based on the value of the products imported. Other countries may have different restrictions and duties.

PATENTS

The Company believes that patents and other proprietary rights are an essential element of its business and as part of its grant agreements with various researchers, has received exclusive license rights to any commercially valuable products developed by the contracted researchers within the scope of the respective agreements in exchange for royalty entitlements. The Company's policy is to file patent applications to protect inventions and improvements that are considered important to the development of its business. Typically, patents expire 19 years after the grant date. The Company also relies upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. The Company has filed patent applications for its products in most major countries including those that are signatories to the Patent Conference Treaty ("PCT"). Thus far, Reliaject(TM) is patented in most PCT countries and in major areas in Asia and South America, and additionally the Company has received patent approvals covering its technology for the treatment of the effects of aging on skin in the US, and for the treatment of psoriasis and other hyper-proliferative skin diseases in the US, Canada and Australia and male sexual dysfunction in the US, Australia, Czech Republic, Hungary, Israel, Latvia, Lithuania, Mexico and Taiwan.

Patent positions generally, including those for pharmaceutical and health service organizations such as the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company cannot be sure that any patents that are or may be issued to it will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issued, and publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator or that it or such licensor was the first to file patent applications for such inventions. Moreover, the Company might have to participate in interference proceedings declared by the US Patent and Trademark Office to determine priority of inventions, which could result in substantial cost to the Company, whether or not the eventual outcome were favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court or that a competitor's technology or product would be found to infringe such patents.

A number of pharmaceutical and health services companies and research and academic institutions have developed technologies, filed patent applications, or received patents in areas that may be related to the

Company's business. Some of these technologies applications, or patents may conflict with the Company's development efforts or patent applications.

CCSI has acquired the numerous trademarks formerly owned by Carme Inc. To the best of CCSI's knowledge, there has been no indication to date that such trademarks are invalid or are subject to challenge.

Typically, the Company requires its employees, consultants and sponsored researchers to execute confidentiality agreements as part of their employment, consulting or research arrangements with the Company. There can be no assurances however, that these agreements will produce meaningful or adequate protection for the Company's trade secrets.

EMPLOYEES

As of December 31, 1997 Senetek, together with its two subsidiaries SDDT and CCSI, employed 44 full-time employees. Corporate employees comprise 6 persons in the United Kingdom of whom 4 are employed at the Company's drug development center at Kettering, and 5 in the US, of whom 3 are employed in the Research center in St Louis and 2 in the executive offices in Napa. SDDT Corporation employed 7persons in the US, who concentrate on the scientific, engineering and production aspects of Reliaject(TM). CCSI has 26 employees covering the production, marketing, advertising and distribution of CCSI's products, including a team covering the management and financial aspects of CCSI's business.

                                   PROPERTIES

The Company occupies office space at its registered office in London for the Finance Director/Corporate Secretary and his financial and administrative staff. These premises are held under a 3 year lease terminating in March, 1999.

In April 1997 the Company surrendered its lease for the ground floor of Unit 1400 Montague Court, Kettering, UK and entered into a new agreement for the complete Unit 1400. The term of the lease is 15 years with a break option after 5 years. At the present time part of the first floor is sub-let to a company which is not affiliated with Senetek, for a term of 3 years. The Kettering office accommodates Invicorp(TM) development, clinical monitoring and regulatory staff and maintains inventories of Invicorp(TM) prior to delivery to clinical trials or named-patient sales.

Through its subsidiary SDDT, the Company occupied manufacturing, warehousing, design and office space in Maryland Heights, Missouri, for use by SDDT for the development and production of the Company's syringe during 1997, under the terms of a lease terminating on May 31, 2000.

Through its subsidiary CCSI, the Company occupied office space, production space and warehouse space in Novato, California, for the manufacture and marketing of CCSI's cosmetic products, under the terms of two three-year leases terminating in October and November 1998.

The above mentioned leases for the SDDT and CCSI companies in St. Louis and Novato have now been surrendered. These business entities have been combined into a new 40,000 square foot facility in Napa, California with effect from the beginning of 1998. The Napa lease is for a 10 year term, expiring on December 1, 2007.

The Company has entered into a lease for a small laboratory facility in a Medical Center in St Louis for its Scientific Research staff, concentrating mainly on the identification and potential development of new product lines.

                                LEGAL PROCEEDINGS

An unsupported claim arising from the termination of an agreement covering the distribution of the kinetin product in certain countries in the Far East has been made by the proposed distributor. The Company maintains that the terms of the agreement have not been complied with, and whilst the proposed distributor has contested the termination, no formal action has been taken such as a request for mediation with the American Arbitration Association.


THE OFFERING
------------

Ordinary Shares ("Shares") represented by
American Depository Share ("ADS")
being registered ............................. 3,428,572 Shares 5p par value

Ordinary Shares outstanding and to be
Outstanding after this registration
assuming all Warrants, are exercised ......... 56,052,043 Shares 5p par value

Use of Proceeds .............................. Senetek will not receive any proceeds from the sale of Shares
                                               pursuant to the offering unless
                                               warrants are exercised. In that
                                               event, proceeds received will be
                                               used for working capital, and
                                               general corporate purposes.

NASDAQSM Small Cap Market Symbol ............. SNTKY



--------------------------------------------------------------------------------

                                  RISK FACTORS

           See "Risk Factors" beginning on page 13 for a description for certain risks relevant to an investments in the Ordinary Shares.


                             SUMMARY FINANCIAL DATA

         The summary historical financial data presented below for each of the five fiscal years ended December 31, have been extracted from "Selected Financial Data" beginning on page 19. The summary historical data presented below for the six months ended June 30, 1997 and June 30, 1998, were derived from Senetek PLC's Unaudited Condensed Financial Statements which contain all accruals and adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of the financial information for such periods. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of the operating results that may be expected of the full fiscal year. This financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", the Financial Statements and Notes thereto, the Unaudited Condensed Financial Statements and Notes thereto and the other financial information incorporated in this Prospectus by reference.










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--------------------------------------------------------------------------------
                                       11



                            TWELVE MONTHS ENDED                          SIX MONTHS ENDED
                               DECEMBER 31,                                 (UNAUDITED)

IN $ THOUSANDS,
EXCEPT PER SHARE
AMOUNTS
                        FISCAL     FISCAL    FISCAL    FISCAL      FISCAL    JUNE 30,    JUNE 30,
                         1993*      1994*     1995      1996        1997      1997         1998
                         -----      -----     ----      ----        ----      ----         ----

---------------------------------------------------------------------------------------------------

Revenue                  508        212      1,931      6,486      5,722      3,103      2,772

Gross Profit             508        201        739      2,846      1,734      1,063      1,102

Net Loss              (2,338)    (2,982)    (3,721)    (4,020)   (15,539)    (4,590)    (6,406)

Net Loss               (0.07)     (0.08)     (0.09)     (0.10)     (0.32)     (0.10)     (0.12)
Per Ordinary
Share Outstanding

Total Assets          11,563      9,761      7,905      9,841     13,401     13,543     10,363

Accumulated          (23,214)   (26,196)   (29,917)   (33,937)   (49,476)   (38,527)   (55,878)
Deficit

Stockholder Equity    10,911      9,203      6,745      6,263      5,506     11,213      3,246



* Does not reflect consolidated figures of CCSI which was acquired in September 1995.










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                                       12

                                  RISK FACTORS

         INVESTMENT IN THE COMPANY IS HIGHLY SPECULATIVE AND SUBJECT TO NUMEROUS AND SUBSTANTIAL RISKS. THEREFORE, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER RISK FACTORS TO THE BUSINESS OF THE COMPANY AND THE PURCHASE OF THE ORDINARY SHARES ("SHARES") REPRESENTED BY AMERICAN DEPOSITORY SHARES (ADSS), EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS (ADRS) INCLUDING, BUT NOT LIMITED TO, THOSE RISK FACTORS DISCUSSED BELOW. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN LEGAL, FINANCIAL AND BUSINESS ADVISORS PRIOR TO MAKING THEIR INVESTMENT DECISION. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT AND SECTION 21(E) OF THE SECURITIES & EXCHANGE ACT OF 1934 THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. MANY FACTORS COULD CAUSE THE ACTUAL RESULTS, PERFORMANCES OR ACHIEVEMENTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCES OR ACHIEVEMENTS THAT MAY BE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS, INCLUDING, AMONG OTHERS, CHANGES IN GENERAL ECONOMIC AND BUSINESS CONDITIONS, LOSS OF MARKET SHARE THROUGH COMPETITION, INTRODUCTION OF COMPETING PRODUCTS AND SERVICES BY OTHER COMPANIES, PRESSURE ON PRICES FROM COMPETITION OR FROM PURCHASERS OF THE COMPANY'S PRODUCTS AND SERVICES, LACK OF ACCEPTANCE OF NEW PRODUCTS OR SERVICES BY THE COMPANY'S TARGETED CUSTOMERS, CHANGES IN INDUSTRY CAPACITY, CHANGES IN BUSINESS STRATEGY, THE AVAILABILITY OF CAPITAL ON ACCEPTABLE TERMS AND VARIOUS OTHER FACTORS BOTH REFERENCED AND NOT REFERENCED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW.


         1. HISTORY OF LOSSES; QUALIFIED OPINIONS OF ACCOUNTANTS. Although the Company was formed approximately 15 years ago in October 1983, it is still subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of the success of the Company must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of the development of new products and the competitive and regulatory environment in which the Company is operating. It has only produced $ 18,218,000 in revenues and has cumulative losses of $55,882,000 ( including a net loss of $15,539,000 in fiscal 1997). Because its MSD product is estimated to be at least 10 to 12 months away from being marketed, there can be no assurance that marketing will begin when the Company contemplates or that sales from its other products will rise to a level that will allow it to operate profitably in the fiscal year ending December 31, 1998. The report of the Company's independent certified public accountants on Senetek's financial statements for the year ended December 31, 1997 states that Senetek's losses, cash flow deficits and other factors raise substantial doubts about the Company's ability to continue as a going concern.

         2. POSSIBLE NEED FOR ADDITIONAL FINANCING. Although the Company believes that the proceeds from its credit line financing arrangement with Windsor Capital, Inc. ("Windsor") will enable the Company to meet its cash requirements for the next 12 months, depending on how quickly the revenues increase and what are its future product development costs, the Company could require additional funds prior to the end of that 12-month period. In the event that Windsor does not elect to exercise any of the warrants granted to it, then in that event, the Company will be required to repay the amount due plus interest on the line of credit utilized by the Company. There is no assurance that Windsor will exercise all or any portion of the warrants during the term of the warrants depending upon the trading market for the Company's ADS's. The Company's cash requirements have been and will continue to be significant. The Company may endeavor to obtain additional financing through the sale of equity securities in the Company. In the event that the Company is unable to obtain adequate funding, or the costs of development and operations prove greater than anticipated, the Company could be required to curtail its operations or to seek alternative financing arrangements. There can be no assurances that such additional financing, if available, will be on terms acceptable to the Company. If the Company's cash requirements cannot be successfully addressed, there would be a material adverse effect on the Company's business, its financial condition and results of operations. Shareholders may experience substantial dilution.

         3. PRODUCT RESEARCH AND TECHNOLOGICAL OBSOLESCENCE. The Company is engaged in a field characterized by extensive research efforts. Despite the Company's current access to leading expertise in the field, there remains a risk that the research financed by the Company in the future could prove unproductive. Furthermore, there can be no assurance that research and discoveries by other companies will not render the Company's programs superfluous or obsolete.

         4. PROPRIETARY TECHNOLOGY. The protection afforded by patents in the biotechnology and biomedical fields can be limited. Other persons or institutions may be simultaneously developing products similar to those being developed by the Company. Therefore, future licenses and patents, which might be applied for, might not afford significant infringement protection to the Company. Future licenses and patents will not necessarily preclude competitors from developing products which can be marketed in competition with those which may be developed for the Company and thus substantially lessen the value of the Company's proprietary positions. Moreover, persons or institutions which develop similar products could make claims that the Company's proprietary rights actually belong in whole or in part to such claimants. If one or more of such claims were to arise, the Company might face a possibility that it might not prevail in any ensuing legal action and, also, that it might not be able to afford the expense of any litigation which may be necessary to enforce its patent or proprietary rights.

            Patent positions generally, including those for pharmaceutical and health service organizations such as the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company cannot be sure that any patents that are or may be issued to it will provide significant proprietary protection or will not be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents are issued, and publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator or that it or such licensor was the first to file patent applications for such inventions. Moreover, the Company might have to participate in interference proceedings declared by the US Patent and Trademark Office to determine priority of inventions, which could result in substantial cost to the Company, whether or not the eventual outcome were favorable to the Company. There can be no assurance that the Company's patents, if issued, would be held valid by a court or that a competitor's technology or product would be found to infringe such patents.

           A number of pharmaceutical and health services companies and research and academic institutions have developed technologies, filed patent applications, or received patents in areas that may be related to the Company's business. Some of these technologies applications, or patents may conflict with the Company's development efforts or patent applications. CCSI has acquired the numerous trademarks formerly owned by Carme Inc. To the best of CCSI's knowledge, there has been no indication to date that such trademarks are invalid or are subject to challenge.Typically, the Company requires its employees, consultants and sponsored researchers to execute confidentiality agreements as part of their employment, consulting or research arrangements with the Company. There can be no assurances however, that these agreements will produce meaningful or adequate protection for the Company's trade secrets.

         5. TRADEMARK AND SERVICEMARK PROTECTION FOR THE COMPANY. The Company has acquired certain trademarks in various countries in which the Company's products are sold. Although to date no claims have been brought against the Company alleging that it infringes the intellectual property rights of others, there can be no assurance that such claims will not be brought against the Company in the future, or that if made, such claims will not be successful. In addition to any potential monetary liability for damage, the Company could be required to obtain a license in order to continue to use the trademarks in question or could be enjoined from using such trademarks if such a license were not made available on acceptable terms. If the Company becomes involved in such litigation, it may divert significant resources, which could have a material adverse effect on the Company and its results or operations and, if such a claim were successful, the Company's business could be materially adversely affected.

         6. GOVERNMENTAL REGULATION. Most of the Company's activities will be subject to some kind of governmental regulation by numerous governmental authorities in the United States and Europe for safety and efficacy. As for example, approval by the FDA in the United States. Approval or other clearance by the FDA is required for clinical trials and for commercial distribution of some of the Company's products in the United States regardless of whether the products are dispensable by prescription or over-the-counter. Lengthy and detailed laboratory and clinical testing procedures, sampling activities and other costly and time consuming procedures may be required. Failure to obtain FDA clearances, when necessary, or failure of clinical trials to demonstrate safety or efficacy would prevent the Company from marketing the products in the United States. In addition, the Company will be subject to any quantity limitations, duties and tariffs imposed by countries within which the Company's products will be sold.

         7. IMPORT RESTRICTIONS AND DUTIES. Because the Company may be importing certain of its product ingredients into the United States, the Company could be subject to quantity limitations, duties and tariffs imposed by a country within which the products are to be sold. The United States does not have quantity restrictions for goods such as the Company's proposed products but does impose tariffs based on the value of the products imported. Other countries may have different restrictions and duties.

         8. COMPETITION. Competition in the biotechnology and biomedical fields and in the cosmetics industry is intense and is expected to increase. A major company has developed and begun marketing in the United States and Europe a product that competes with the MSD product. Many of the companies in the biotechnology and biomedical fields and the cosmetic industry have substantially greater research and development, marketing, financial and human resources than the Company and, accordingly, may provide significant long-term competition. Additionally, the Company competes in the retail cosmetics and personal care products industry. The industry comprises large discount chains, independent discount outlets, department stores, supermarkets, drugstores, direct marketers and specialty retailers, and the Company competes with all of these sellers of personal care products. The Company's competitors and potential competitors have substantially greater resources, including capital, research and development personnel and manufacturing and marketing capabilities, and also may offer well established broad product lines. Some of the Company's competitors have long-term or preferential supply arrangements with established retailers. Such arrangements may act as a barrier to market entry. There can be no assurance that the Company will be able to compete successfully.

          9. EXPOSURE TO LIABILITY FOR THE COMPANY'S PRODUCTS. During recent years, lawsuits resulting in very substantial liability have been filed against companies engaged in the manufacture of pharmaceutical and other medical-related products or devices which have subsequently proved harmful to human health. Many of these cases have exposed companies to liability long after the products have been brought to market, even though, at the time of their development, based on extensive research, there were no perceived risks of injury. Thus, notwithstanding FDA or other foreign governmental approval, there can be no assurance that the Company will not be subject to liability from the use of its products. There is no assurance that product liability coverage will be adequate to protect against future claims. Management intends to have third parties manufacture and distribute certain of the Company's products in an effort to lessen the Company's exposure to liability. However, there can be no assurance that this result will be achieved, and that the Company will not be faced with a substantial financial exposure and the costs and expenses attendant to protracted legal liability and legal actions.

           The Company is subject to the risk of products liability claims related to the use of its products which are designed for application to human hair and skin. The Company carries product liability insurance; however, there can be no assurance that existing or future insurance coverage will be sufficient to cover any possible product liability risks or that such insurance will continue to be available to the Company on economically feasible terms.

         10. CURRENCY FLUCTUATIONS. The Company maintains its financial records, and holds the majority of its money, in United States dollars and English pounds sterling. In the past, the pound has fluctuated in value relative to the dollar. Amounts paid to the Company may be payable in various currencies, which are subject to independent fluctuating exchange rates with the dollar and the pound. In the event of a devaluation in a particular currency between the time that any purchase price is due and the time such income is received and converted by the Company into dollars or pounds, the Company may suffer an exchange loss which could materially and adversely affect the Company's revenues.

         11. RELIANCE ON SUPPLIERS. Although the Company contracts out manufacture of a majority of its own products, it purchases raw materials from third-party suppliers. The Company does not presently have any long-term contracts with these suppliers, and, as a consequence, any of these relationships may be terminated by either party at any time. Although the Company believes that other suppliers are available who can produce similar materials and products, there can be no assurance that such materials would be available to the Company on an immediate basis if needed, or at prices similar to those now paid by the Company.

         12. TAXATION. Revenues of the Company earned in the various countries wherein the Company intends to do business may be subject to taxation by more than one jurisdiction, thereby affecting the Company's earnings.

         13. DEPENDENCE ON KEY PERSONNEL. The Company is dependent, in particular, upon the services of Mr. Anthony Cataldo, its Chief Executive Officer, Dr. Gerlof Homan, its Chief Scientific Advisor, Mr. Clifford Brune, its Chief Operating Officer, Mr. Paul Logan, its Company Secretary and the former Chief Financial Officer. If Mr. Cataldo, Dr. Homan, Mr. Brune, and Mr. Logan were unable to provide their services to the Company for whatever reason, the Company's business could be adversely affected. Since these executives are involved in most aspects of the Company's business, there can be no assurance that suitable replacements could be found if they were unable to perform services for the Company. In addition, the Company's ability to market its products and fulfill its business plan will depend, in large part, upon its ability to attract and retain qualified personnel in its field. Competition for such personnel is intense and there can be no assurance that the Company will be able to attract or retain such personnel.

         14. DIVIDENDS NOT LIKELY. There can be no assurance that existing or proposed operations of the Company will result in significant revenues or any level of profitability. Any earnings that may be generated, of which no assurance can be given, will be used in the foreseeable future to finance the growth of the Company's business. No dividends have been declared or paid by the Company, and the Company does not presently intend to declare or pay cash dividends for common stock in the foreseeable future.

         15. SECURITIES ISSUABLE UPON EXERCISE OF OPTIONS AND WARRANTS. As of May 15, 1998, the Company had approximately 54,444,927 issued and outstanding Ordinary Shares, and 5,211,000 options to purchase 5,211,000 Ordinary Shares, as well as 1,538,871 warrants to purchase 1,538,871 Ordinary Shares. As a result of the credit line granted to the Company by Windsor Capital, Inc. (Windsor), Windsor or its designees received the right upon the Company electing to draw down in the Windsor credit line to receive up to 2,857,143 Warrants convertible at $3.50 to purchase 2,857,143 Ordinary Shares and 571,429 Warrants convertible at $6.00 to purchase 571,429 Ordinary Shares. Each Ordinary Share is represented by a like number of ADSs which trade on the NASDAQSM Small Cap Market under the symbol SNTKY. The exercise by the Company of the credit line can result in the issuance of a total of 3,428,572 warrants to purchase Ordinary Shares which are included in the present registration. The issuance of additional Ordinary Shares may result in a substantial dilution to shareholders of the Company.

         16. RISK RELATING TO SPONSORED RESEARCH AND LICENSE AGREEMENTS. The Company may incur significant financial commitments to academic collaborators in connection with potential licenses and sponsored research agreements. Typically, in academic collaborations, a company generally does not have the right to control the research being conducted pursuant to sponsored research agreements and there can be no assurance that such research will result in products which a company will pursue. There can be no assurance that funds designated for future research through academic collaborations by the Company will be used to conduct research relating to products which the Company desires to pursue. Additionally, to the extent that such research results in technologies may not be licensed to the Company, it may be necessary to negotiate additional license agreements or the Company may be unable to utilize such technologies.

         17. POSSIBLE DELISTING OF SECURITIES FROM THE NASDAQ(SM) STOCK MARKET. While the Stock represented by ADSs meets the current NASDAQ(SM) listing requirements, there can be no assurance that the Company will meet the criteria for continued listing. Continued inclusion on NASDAQ(SM) generally requires that
(i) the Company maintain at least $2,000,000 in net tangible assets, a $35,000,000 market capitalization or net income of at least $500,000 in two of the three prior years, (ii) at least 500,000 shares in the public float valued at $1,000,000 or more, (iii) a minimum Common Stock bid price of $1.00, (iv) at least two active market makers, and (v) at least 300 shareholders of Stock. If the Company is unable to satisfy NASDAQ(SM)'s maintenance requirements, its securities may be delisted from NASDAQ(SM). In such event, trading, if any, in the Stock would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." Consequently, the liquidity of the Company's securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analyses and the news media's coverage of the Company and lower prices for the Company's securities than might otherwise be attained.

         18. RISKS OF LOW-PRICED STOCK. If the Company's securities were delisted from NASDAQSM (See "Possible Delisting of Securities from the NASDAQSM Stock Market" risk factor 17), they could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice restrictions on broker-dealers that sell such securities except in transactions exempted by such Rule, including transactions meeting the requirements of Rule 505 or 506 of Regulation D under the Securities Act and transactions in which the purchaser is an institutional accredited investor (as defined) or an established customer (as defined) of the broker or dealer. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Company's securities and may adversely affect the ability of purchasers in this offering to sell any of the securities acquired hereby in the secondary market.

           Commission regulations define a "penny stock" to be any non- NASDAQSM equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction by a broker-dealer involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent to the security holder disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

           The foregoing required penny stock restrictions will not apply to the Company's securities if such securities continue to be listed on NASDAQSM and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. There can be no assurance that the Company's securities will continue to qualify for exemption from these restrictions. In any event, even if the Company's securities were exempt from such restrictions, it would remain subject to
Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Company's securities were subject to the rules on penny stocks, the market liquidity for the Company's securities could be severely adversely affected.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sales of Stock by the Selling Security Holders. In the event a warrant holder (Selling Stock Holder) elects to exercise, then in that event the Company will receive proceeds. If all warrants are exercised to obtain the underlying shares of Stock included in this registration, the Company would receive approximately $13,428,574.50. See "Selling Security Holders" for a list of those persons and/or entities receiving the proceeds from the sales of the securities offered hereby. In the event proceeds are received by the Company, they will be used for the pay down of the credit line with Windsor Capital Management Ltd. (the Selling Security Holder), working capital, and general corporate purposes.

           Pursuant to an agreement with the Selling Stock Holder Senetek has agreed to pay certain fees and expenses related to this offering and to provide to Selling Stock Holders a cost free registration for shares underlying warrants.

DETERMINATION OF OFFERING PRICE

           The offering price is to be determined by the market price for the Company's Ordinary Shares represented by American Depository Shares as traded on the NASDAQSM Small Cap Market.


DIVIDEND POLICY

           Senetek has never declared or paid any cash dividends on its Ordinary Shares and does not expect to pay cash dividends on its Ordinary Shares in the foreseeable future. The decision whether to pay a dividend, and the amount of such dividends will be based upon, among other things, the earnings, capital requirements and financial conditions of the Company. Any final dividend by the Company, either cash or stock, must be recommended by the Board of Directors and approved by the Company's shareholders. The Board of Directors is however, empowered to declare interim dividends. Under the English Companies Act of 1985, a limited company may not declare or pay cash dividends while it has an accumulated deficit. The Company had an accumulate deficit of $49,476,000 as of December 31, 1997. Accordingly, the Company will not be in a position to consider paying cash dividends until the accumulated deficit has been absorbed by profits or by the application against the deficit with the approval of stockholders and the U.K. Companies' Court, which forms a part of the Chancery Division of the High Court, of an equivalent figure forming a part of the Share premium on the Company's Balance Sheet.



CAPITALIZATION

The following table sets forth the actual capitalization of the Company as of June 30, 1998. This table should be read in conjunction with the Financial Statements and Notes thereto incorporated in this Prospectus by reference.


                                                                At June 30,
                                                                      1998
                                                                      ----

STOCKHOLDERS' EQUITY                                                 $ 000
                                                                     -----

                                                                     4,404
Ordinary Shares authorized shares at 5 pence par value, 54,540,692 shares issued and outstanding

Additional paid in capital                                          54,677

Equity adjustment from foreign currency translation                     43

                                                                   (55,878)
Accumulated deficit
Total Stockholders' Equity                                           3,246
                                                                     =====

                                    DILUTION

      Dilution is not applicable.


                             SELECTED FINANCIAL DATA

         The following Selected Financial Data should be read in conjunction with the Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated in this Prospectus by reference. The Selected Financial Data presented below under "Statement of Operations Data" and "Balance Sheet Data" as of and for each of the fiscal years ended December 31, 1997, 1996, 1995, 1994 and 1993 are derived from the Financial Statements of Senetek PLC, which had been audited by Price Waterhouse, independent accountants. The consolidated balance sheet at December 31, 1997 and 1996 and the related statements of income and cash flow for the three years ended December 31, 1997 and notes thereto are incorporated herein by reference to the Company's annual report on Form 10-K for the year ended December 31, 1997. The report of Price Waterhouse which is also incorporated herein by reference contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in note 19 to such Financial Statements. The Selected Financial Data presented below for the six months ended June 30, 1998 and 1997 are derived from the unaudited Financial Statements of the Company and in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the Company's financial position and its results of operations for the unaudited interims periods. The results of the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for a full fiscal year.



















               THE REMANDER OF THIS PAGE INTENTIONALLY LEFT BLANK


                                                 TWELVE MONTHS ENDED                                   SIX MONTHS ENDED
                                                 DECEMBER 31,                                          (UNAUDITED)
                                        ----------------------------------------------------------------------------------
IN THOUSANDS, EXCEPT PER SHARE AMOUNTS                                                              JUNE 30,   JUNE 30,
                                             1993*       1994*     1995       1996       1997         1997       1998
                                        ----------------------------------------------------------------------------------

OPERATING DATA:

Revenue                                   $    508        212      1,931      6,486      5,722      3,103      2,772

Cost of Sales                                  --         (11)    (1,192)    (3,640)    (3,988)    (2,040)    (1,670)

Gross Profit                                   508        201        739      2,846      1,734      1,063      1,102

OPERATING EXPENSES:

Research & Development                      (1,098)    (1,626)    (1,925)    (2,187)    (5,026)    (2,020)    (3,249)

General & Administrative                    (1,268)    (1,383)    (1,595)    (2,588)    (8,067)    (1,707)    (3,739)

Marketing & Promotion                         (726)      (668)      (847)    (1,219)    (3,525)    (1,510)      (447)

Selling Expenses                               --         --        (276)      (918)      (742)      (423)      (234)

Total Operating Expenses                    (3,092)    (3,677)    (4,643)    (6,912)   (17,360)    (5,660)    (7,669)

Operating Loss                              (2,584)    (3,476)    (3,904)    (4,066)   (15,626)    (4,597)    (6,567)

Interest Income                                246        534        419         34        279         64         95

Other (Expense) Income - Net                   --         --          37         69        (92)         1         97

Loss on Sale of Investment                     --         (40)      (273)       --         --          --         --

Interest Expense                               --         --         --         (57)      (100)       (58)       (31)

Net Loss                                    (2,338)    (2,982)    (3,721)    (4,020)   (15,539)    (4,590)    (6,406)

Net Loss per Ordinary Share Outstanding       (.07)      (.08)      (.09)      (.10)      (.32)     (0.10)     (0.12)

Weighted average Ordinary Shares            33,090     39,062     40,490     41,235     49,178     46,792     53,328
outstanding

BALANCE SHEET DATA:
                                            10,690      8,659      4,427      5,629      9,592      9,999      5,792
Total Current Assets

Total assets                                11,563      9,761      7,905      9,841     13,401     13,543     10,363

Current Liabilities                            572        558      1,160      1,878      7,895      2,330      6,984

Total Stockholders' equity                  10,991      9,203      6,745      6,263      5,506     11,213      3,246

Total Long Term Liabilities                   --         --         --        1,700       --         --         --

Total Liabilities and Stockholders'         11,563      9,761      7,905      9,841     13,401     13,543     10,363
Equity



* Does not reflect consolidated figures of CCSI acquisition in September, 1995.

                            SELLING SECURITY HOLDERS

         The following table identifies the Selling Shareholder and indicates: the nature of any position, office or other material relationship that such Selling Shareholder has had within the past three years with the Company (or any of its predecessors or affiliates) and the number of Ordinary Shares owned by the Selling Shareholder prior to the offering, the number of shares to be offered for the Selling Shareholder's account and the number of shares and percentage of outstanding shares to be owned by the Selling Shareholder after completion of the offering.


---------------------------------------------------------------------------------------------------------------
Selling Security Holder        Amount of Shares underlying Warrants      Percentage of Shares Held by Selling
                               Being Offered (1)                         Security Holder Assuming Exercise of
                                                                         Warrants and Sale of All Securities
                                                                         Being Offered
---------------------------------------------------------------------------------------------------------------
Windsor Capital, Inc.                 3,428,572                                           0
---------------------------------------------------------------------------------------------------------------


1 Represents Ordinary Shares underlying 2,857,143 warrants exercisable at $3.50 per warrant and 571,429 warrants exercisable at $6.00 per warrant. Each Ordinary Share is represented by one American Depository Share evidenced by an American Depository Receipt. Warrants are granted pursuant to the terms of a Credit Line Finance Agreement between the Company and Windsor Capital Inc.



                  CERTAIN RELATIONSHIP AND RELATED TRANSACTIONS

None.


                              PLAN OF DISTRIBUTION

           The Company is registering the Securities on behalf of the Selling Security Holders. All costs, expenses and fees in connection with the registration of the Securities offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Securities will be borne by the Selling Security Holders.

           Sales of Securities may be effected from time to time in transactions (which may include block transactions) on the NASDAQSM SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Security Holders may effect such transactions by selling Securities directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Security Holders and/or the purchasers of Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Security Holders and any broker-dealers that act in connection with the sale of the Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Security Holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Securities Act. Liabilities under the federal securities laws cannot be waived.

           Because the Selling Security Holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Security Holders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Security Holder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M also prohibits any bid or purchase for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

         The following are brief summaries of certain provisions of the Company's Certificate of Incorporation, By-Laws and other documents. These summaries are qualified in their entirety by reference to the actual documents, copies of which may be obtained from the Securities and Exchange Commission, or upon request, from the Company.

American Depository Receipts

         The following is a summary of certain provisions of the Deposit Agreement (the "Deposit Agreement") among the Company, The Bank of New York, as depositary (the "Depositary"), and the holders from the time to time of Company sponsored American Depositary Receipts (the "ADRs"). Certain other depositaries have issued ADRs representing American Depositary Shares of the Company (the "Unsponsored ADRs"), however the Company has not actively participated or contracted with such depositaries. Holders of unsponsored ADRs should inspect any deposit agreements entered into by such depositories to determine their rights and obligations therunder. The following summary concerns only the Company sponsored ADRs. Such summary does not purport to be complete and is qualified in its entirety by reference to the Deposit Agreement, a copy of which has been filed as an exhibit to the Company's initial Registration Statement on Form F-1 (Registration No. 33-3535). Additional copies of the Deposit Agreement are available for inspection at the Corporate Trust Office of the Depositary in the City of New York and at the London office of the Depositary (the "Custodian").

American Depositary Shares

         ADRs evidencing American Depositary Shares (the "ADSs") are issuable by the Depositary pursuant to the Deposit Agreement. Each ADS represents one Ordinary Share (or evidence of rights to receive one Ordinary Share) deposited with the Custodian. ADRs may evidence any number of ADSs. There are no limitations on the rights of foreign owners to hold or vote securities of an United Kingdon company under English law, however, the Articles of Association of the Company provide that a foreign shareholder should provide an address in the United Kingdom for service of any notices.

Deposit and Withdrawal of Shares

         The Depositary has agreed that, upon deposit with the Custodian in London of Ordinary Shares or evidence of rights to receive such Ordinary Shares accompanied by any appropriate instrument of transfer or endorsement as may be required by the Custodian and subject to the terms of the Deposit Agreement, the Depositary will execute and deliver at its Corporate Trust Office, which is presently located at 90 Washington Street, New York, New York 10015, to the persons specified by the depositor of such Ordinary Shares, an ADR or ADRs registered in the name of such person or persons for the number of ADSs issuable in respect of such deposit.

         Upon surrender of ADRs at the Corporate Trust Office of the Depositary, and upon payment of the charges provided in the Deposit Agreement, ADR holders are entitled to delivery at the office of the Custodian in London of the certificates representing the Ordinary Shares and at such office of the Custodian or, at the discretion of the Depositary, at the Corporate Trust Office of the Depositary, any other property that the surrendered ADRs evidenced the right to receive. The forwarding of share certificates and other proper documents of title for such delivery at the Corporate Trust Office of the Depositary in New York City will be at the risk and expense of the ADR holder.

Dividends, Other Distributions and Rights

         The Depositary is required to convert into dollars, to the extent that in its judgment it can do so on a reasonable basis, all cash dividends and other cash distributions denominated in pounds sterling (or any other currency other than dollars) that it receives in respect of the deposited Ordinary Shares, and to distribute the amount received to the holders of ADRs in proportion to the number of ADSs held by them corresponding to such Ordinary Shares. The amount distributed will be reduced by any amounts required to be withheld by the Company or the Depositary on account of any applicable taxes.

           If the Company declares a dividend in, or free distribution of additional Ordinary Shares, the Depositary may cause a distribution of ADRs to the holders of outstanding ADRs, in proportion to the number of ADSs that represent the number of Ordinary Shares distributed. If additional ADRs are not distributed, each ADS shall thereafter also represent the additional Ordinary Shares distributed in respect of the Ordinary Shares represented by such ADS prior to such distribution.

Record Dates

         Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued, with respect to the Ordinary Shares, the Depositary will fix a record date for the determination of the holders of ADRs who shall be entitled to receive such dividend, distribution or rights, or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreement.

Voting of the Underlying Ordinary Shares

         Upon receipt of notice of any meeting of holders of Ordinary Shares, the Depositary has agreed that, as soon as practicable thereafter, it will mail the information contained in such notice of meeting to the record holders of ADRs. The record holders of ADRs at the close of business on the date specified by the Depositary are entitled under the Deposit Agreement, subject to any applicable provisions of English law and of the Memorandum and Articles of Association of the Company, to instruct the Depositary as to the exercise of the voting rights pertaining to the Ordinary Shares represented by the ADSs that are evidenced by the ADRs held by such record holders. The Depositary has agreed that it will endeavor, insofar as practicable, to vote in terms of the Ordinary Shares so represented in accordance with such instructions.

Amendment and Termination of the Deposit Agreement

         The ADRs and the Deposit Agreement may at any time be amended by agreement between the Company and the Depositary. Any amendment that imposes or increases any fees or charges (other than the fees of the Depositary for the execution and delivery of ADRs and taxes or other governmental charges), or that otherwise prejudices any substantial existing right of ADR holders, will not take effect as to outstanding ADRs until the expiration of three months after notice of such amendment has been given to the record holders of outstanding ADRs. Every holder of an ADR at the time such amendment becomes effective as aforesaid will, if such holder shall have been given such notice, be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of any ADR holder to surrender the ADRs held by such holder and receive therefor the underlying Ordinary Shares and any other property represented thereby.

         Whenever so directed by the Company, the Depositary has agreed to terminate the Deposit Agreement by mailing notice of such termination to the record holders of all ADRs then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may similarly terminate the Deposit Agreement at any time 60 days after the Depositary shall have delivered to the Company a notice of its election to resign and a successor depositary shall have not been appointed and accepted its appointment. The Deposit Agreement provides that the Company will use its best efforts to appoint a successor Depositary. If any ADRs remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends to the holders thereof and will not give any further notices or perform any further acts under the Deposit Agreement, except the collection of dividends and other distributions pertaining to the underlying Ordinary Shares and any other property, the sale of rights and the delivery of underlying Ordinary Shares, together with any dividends or other distribution received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADRs. At any time after the expiration of one year from the date of termination, the Depositary may sell the underlying Ordinary Shares and any other property and hold the net proceeds for the pro rata benefit of the holders of ADSs that have not heretofore been surrendered. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for net proceeds and other cash. Upon the termination of the Deposit Agreement, the Company will also be discharged from all obligations thereunder, except for certain obligations to the Depositary.

Charges of Depositary

           The Company paid all charges of the Depositary in connection with the initial issuance of the ADRs evidencing the ADSs deposited with the Custodian. Presently, the Depositary will charge (i) any party to whom ADRs are delivered in connection with the deposit of Ordinary Shares, and (ii) any party surrendering ADRs in exchange for Ordinary Shares or other underlying securities, $0.01 per issuance for each ADS and $0.03 per cancellation for each ADS until April 1986, and $0.03 per issuance or cancellation for each ADS thereafter evidenced by the ADRs so deposited or surrendered. The Company will pay all other charges of the Depositary and all charges of any registrar or co-registrar under the Deposit Agreement, including charges for issuance of ADRs payable as a dividend or distribution or in connection with a rights offering to sharesholders, except for taxes and other governmental charges, any applicable transfer or registration fees on deposit or withdrawal of Ordinary Shares, certain cable, telex, facsimile transmission and delivery charges and other expenses that are incidential to the conversion by the Depositary of any other currency into dollars, pursuant to the Deposit Agreement, received by the Depositary in respect of the Ordinary Shares held on deposit.

General

         Neither the Depositary nor the Company will be liable to the holders of ADRs if prevented or delayed by law or any circumstances beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement are expressly limited to performing their respective duties specified therein.

         If any ADRs or ADSs evidenced thereby are listed on one or more stock exchanges, the Depositary will act as registrar or, with the approval of the Company appoint a registrar or one or more co-registrars, for registration of such ADRs in accordance with any requirements of such exchanges. In carrying out its functions, any registrar or co-registrar will be entitled to protection and indemnity to the same extent as the Depositary. Such registrar or co-registrars shall upon the Company's request, and may with the approval of the Company, be removed and a substitute or substitutes appointed by the Depositary.

         The ADRs are transferable on the books of the Depositary; provided that the Depositary may close the transfer books, at any time and from time to time, when deemed expedient by it in connection with the performance of its duties. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or withdrawal of Ordinary Shares, the Depositary or the Custodian may require payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and payment of any applicable fees payable by the holders of ADRs. The Depositary may refuse to execute and deliver ADRs, register the transfer of any ADR or make any distribution of, or related to, Ordinary Shares until it has received such proof of citizenship, residence, exchange control approval or other information as it may deem necessary or proper. The execution and delivery, transfer and surrender of ADRs generally may be suspended, during any period when the transfer books of the Depositary or the Company are closed or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time. Holders of ADRs may inspect the list of ADR holders of the Depositary at any reasonable time , provided that the purpose of such inspection shall be to communicate with holders of ADRs with respect to the business of the Company or a matter related to the Deposit Agreement or ADRs.


                                  LEGAL OPINION

         The validity of the securities being offered hereby is being passed upon by Baratta & Goldstein, 597 Fifth Avenue, New York, New York 10017 as to all issues related to the United States Security Law. Trowers & Hamlins, 6 New Square Lincoln's Inn, London WC2A 3RP England has rendered an opinion concerning the legality of the sale of the Ordinary Shares offered hereby and certain other matters as related to English law.

                                     EXPERTS

         The financial statements incorporated by reference in this Prospectus to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company's ability to continue as a going concern as described in note 19 to the Financial Statements) of PriceWaterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.



 3,428,572
                                ORIDINARY SHARES
                               5p (ENGLISH PENCE)




                                  SENETEK PLC



                               ------------------
                                   PROSPECTUS
                               ------------------


                                October , 1998


NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----

Available Information                                                      2
Documents Incorporated by Reference                                        2
Prospectus Summary                                                         3
Business                                                                   3
Risk Factors                                                              13
Use of Proceeds                                                           17
Determination of Offering Price                                           18
Selected Financial Data                                                   19
Selling Security Holders                                                  21
Certain Relationships and Related
     Transactions                                                         21
Plan of Distribution                                                      21
Description of Securities                                                 22
Validity of Shares                                                        25
Experts                                                                   25

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION. (1)

      Registration Fee                                              $3,961.42
                      ---------------------------------------------
      Legal Fees and Disbursements                                 $25,000.00
                                  ---------------------------------
      Accounting Fees                                              $46,995.00(2)
                     ----------------------------------------------
      Printing Expenses                                             $2,500.00
                       ---------------------------------------------
      Miscellaneous                                                 $1,000.00
                   -------------------------------------------------

               Total                                               $82,261.42
                    ------------------------------------------------===========

(1)   All of the items except the Registration Fee are estimated.

(2) Accounting fees in U.S. dollars are estimated based upon fees of (pound)27,750 not inclusive of VAT.

All of the expenses of this offering are being borne by the Company.

ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under English law in accordance with s310 of the Companies Act 1985 (as amended) it is not possible for a company to exempt any of its officers, or any person employed by the company as auditor, or to indemnify such person against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty, or breach of trust, of which he may be guilty in relation to the company. There are limited exceptions to this rule, including:

         (a) The company is permitted to purchase and maintain for any such officer or auditor insurance against any such liability; and

         (b) The company is permitted to indemnify any such officer or auditor against any liability incurred by him in defending any legal proceedings in which judgment is given in his favour, or he is acquitted, or in connection with any application under ss144(3) or
             (4) (concerning payments relating to nominee shares), or s727 (a general power to grant relief in cases of honest and reasonable conduct) in which relief is granted to him by the court.

         By virtue of Article 158 of the Company's Articles of Association, the Company shall indemnify officers of the Company out of the assets of the Company to the extent that this is permitted by law. The Company has taken out and maintained a policy of insurance in respect to the conduct of its Directors and Officers on terms set out in the Policy document and the Schedules to it. This policy is due to expire on July 31, 1999.

ITEM 16.     EXHIBITS

         The following exhibits are filed as part of, or incorporated by reference into this report on Form S-3, as indicated below (footnote explanations are at the end of the index):


3.1      Certificate of Incorporation of the Company dated October 5, 1983. 1/

3.2 Memorandum and Articles of Association of the Company (defining the rights of security holders, subject to the provisions of the UK Companies Act 1985). 1/

5.1      Opinion of Baratta & Goldstein as to legality. **

5.2      Opinion of Twowars & Hamlins as to legality. **

10.3     Senetek No. Share Option Scheme for Employees. 2/

10.4 Asset Purchase Agreement dated as of July 31, 1995, between Carme International, Inc., a wholly-owned subsidiary of the Company and Carme Inc. 3/

10.18 Senetek No. 2 Executive Share Option Scheme for non-Executive Directors and Consultants. 2/

10.29 Amended and restated Deposit Agreement dated November 6, 1992 between the Company and The Bank of New York. 4/

10.32    Consulting Agreement dated May 1, 1994 between the Company and Dr. G.
         D. Frentz. 5/

10.33 Service Agreement dated August 11, 1995 and supplemental agreement dated July 3, 1996 between the Company and Dr. G. Homan. 6/

10.34 Service Agreement dated August 11, 1995 and supplemental agreement dated July 3, 1996 between the Company and Mr. P. A. Logan. 6/

10.35    Service Agreement dated September 1, 1996 between the Company and Mr.
         A. J. Cataldo. 7/

10.36    Service Agreement dated October 1, 1996 between the Company and Mr. C.
         D. Brune. 7/

10.37 Service Agreement dated June 30, 1997 between the Company and Mr. A. J. Cataldo. 8/

10.38 Service Agreement dated June 30, 1997 between the Company and Dr. G. Homan. 8/

10.39 Service Agreement dated June 30, 1997 between the Company and Mr. C. D. Brune. 8/

10.40 Service Agreement dated June 30, 1997 between the Company and Dr. R. A. Oakes. 8/

10.41    Credit Agreement between the Company and Windsor Capital Management,
         Ltd.*

13.1     Form 10-K for the fiscal year ended December 31, 1996. 9/

13.2     Form 10-K for the fiscal year ended December 31, 1997. 10/

13.3     Form 10-Q for the Quarter ended March 31, 1998. 11/

13.4     Form 10-Q and Form 10-Q/A (No. 1) for the Quarter ended June 30, 1998.
         12/

21.1     Subsidiaries of the Company. 13/

23.1     Consent of Price Waterhouse. *

23.2     Consent of Baratta & Goldstein (to be included in Exhibit 5.1)

24.1     Power of Attorney. *

27.1     Financial Data Schedule year ended December 31, 1997. *

27.2     Financial Data Schedule quarter ended June 30, 1998. *


1/ Filed as an Exhibit with corresponding Exhibit Number to Registrant's Registration Statement on Form F-1, Registration No.: 33-3535.

2/ Filed as an Exhibit with corresponding Exhibit Number to Registrant's Report on Form S-8 on October 8, 1993, Registration No.: 33-70136.

3/       Filed as an Exhibit on Form 8-K, dated October 10, 1995 (as amended).

4/ Form of such Agreement was filed as an Exhibit on Form f-6 with the Securities and Exchange Commission on March 19, 1992, Registration No. 33-46638.

5/ Filed as an Exhibit with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the year ended December 31, 1994.

6/ Filed as exhibits with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the year ended December 31, 1995 and 1996 respectively.

7/ Filed as an exhibit with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the year ended December 31, 1996.

8/ Filed as an exhibit with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the year ended December 31, 1997.

9/ Incorporated herein by reference to the Exhibit with the same description to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

10/ Incorporated herein by reference to the Exhibit with the same description to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

11/ Incorporated herein by reference to the Exhibit with the same description to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

12/ Incorporated herein by reference to the Exhibit with the same description to the Company's Quarterly Report on Form 10-Q and 10-Q/A (No. 1) for the quarter ended June 30, 1998.

13/ Filed as an exhibit with corresponding Exhibit Number to Registrant's annual Report on Form 10-K for the year ended December 31, 1995.

*        Filed herein.

**       To be filed by amendment.


ITEMS 17.    UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individual or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Not withstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee@ table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, PROVIDED, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the capacities and on the dates indicated.

                                   SENETEK PLC


                                   By:  /S/ A. J. CATALDO
                                   ---------------------------------------------
                                   Anthony J. Cataldo, Chairman of the Board
                                                 and Chief Executive Officer

Date:October 19, 1998


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                    TITLE                               DATE
---------                    -----                               ----


/S/ A. J. CATALDO            Chairman of the Board,             October 19, 1998
---------------------
Anthony J. Cataldo           and Chief Executive Officer

                             Director
------------------------
Gary David Frentz

/S/ STEVEN GEORGIEU          Director                           October 20, 1998
------------------------
Steven Georgieu

/S/ P.A. LOGAN               Company Secretary                  October 20, 1998
---------------------
P. A. Logan                  and Director


/S/ STEWART SLADE            Chief Financial Officer            October 20, 1998
---------------------
S. Slade

--------------------         Director
Uwe Thieme

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                         DESCRIPTION
--------------                                         -----------

10.41                                        Credit Agreement between the
                                             Company and Windsor Capital
                                             Management, Ltd.

23.1                                         Consent of Price Waterhouse

24.1                                         Power of Attorney

27.1                                         Financial Data Schedule year ended
                                             December 31, 1997

27.2                                         Financial Data Schedule quarter
                                             ended June 30, 1998